Doc. #78277 - Template 73834

                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT

     This  EMPLOYMENT  AGREEMENT  is made and entered into as of the 15th day of
May, 2001 (the "Effective Date"), by and between Cinergy and J. Joseph Hale, Jr.
(the  "Executive").  The  capitalized  words  and  terms  used  throughout  this
Agreement are defined in Section 11.

                                    Recitals

         The Executive is qualified and available to assume responsibility for and hold the position of President, CG & E and President, Cinergy Foundation,
Inc., & VP, Corporate Communications. Cinergy desires to secure the employment of the Executive in accordance with this Agreement.

         The Executive is willing to enter and continue to remain in the employ of Cinergy, on the terms and conditions set forth in this Agreement.

                                   Agreement

         In consideration of the mutual premises, covenants and agreements set forth below, the parties agree as follows:

1.       Employment and Term

         a.       Cinergy agrees to employ the Executive, and the Executive
                  agrees to enter and remain in the employ of Cinergy, in
                  accordance with the terms and provisions of this Agreement, for the Employment Period set forth in Subsection b. The
                  parties agree that the Company will be responsible for
                  carrying out all of the premises, covenants, and agreements of
                  Cinergy set forth in this Agreement.

         b.       The Employment Period of this Agreement will commence as of the Effective Date and continue until December 31, 2003;
                  provided that, commencing on December 31, 2001, and on each subsequent December 31, the Employment Period will be extended for one (1) additional year unless either party gives the
                  other party written notice not to extend this Agreement at least ninety (90) days before the extension would otherwise become effective.

2.       Duties and Powers of Executive

          a.   Position.  The Executive  will serve Cinergy as President,  CG &E and President,  Cinergy Foundation,  Inc. & VP -------- Corporate
               Communications,  and he will have such responsibilities,  duties, and  authority as are  customary for someone of that position and such additional duties,  consistent with his position,  as may be assigned to him from time to time during the Employment Period by the Board of Directors, the

               Chief Executive Officer,  or the senior executive officer to whom he directly reports.  Executive shall devote substantially all of
               Executive's   business   time,   efforts  and  attention  to  the
               performance of Executive's duties under this Agreement; provided, however,  that this requirement shall not preclude Executive from reasonable  participation  in civic,  charitable or  professional activities or the management of Executive's passive  investments, so long as such  activities do not materially  interfere with the performance of Executive's duties under this Agreement.

          b.   Place  of   Performance.   In  connection  with  the  Executive's
               employment,   the  Executive  will  be  based  at  the  principal
               executive offices of Cinergy, 221 East Fourth Street, Cincinnati,
               Ohio.   Except  for  required   business   travel  to  an  extent
               substantially   consistent  with  the  present   business  travel
               obligations of Cinergy executives who have positions of authority comparable to that of the  Executive,  the Executive  will not be required to relocate to a new principal place of business that is more than thirty (30) miles from  Cinergy's  principal  executive offices.

3.   Compensation. The Executive will receive the following compensation for his services under this Agreement.

          a.   Salary. The Executive's  Annual Base Salary,  payable in pro-rata installments  not less  often than  semi-monthly,  will be at the
               annual   rate   of   not   less   than   $294,000   (subject   to
               across-the-board salary reductions described below). Any increase in the Annual  Base  Salary will not serve to limit or reduce any other obligation of Cinergy under this Agreement. The Annual Base
               Salary  will not be reduced  except for  across-the-board  salary reductions similarly affecting all Cinergy management  personnel.
               If  Annual  Base  Salary  is  increased  or  reduced  during  the
               Employment  Period,  then such adjusted salary will thereafter be the Annual Base Salary for all purposes under this Agreement.

          b.   Retirement,  Incentive, Welfare Benefit Plans and Other Benefits.
               During   the    Employment    Period,    the    Executive    will
               be eligible,  and Cinergy will take all necessary action to cause
               the  Executive  to  become   eligible,   to  participate  in  all
               short-term  and long-term  incentive,  stock  option,  restricted stock,  performance unit, savings,  retirement and welfare plans, practices,  policies and programs  applicable  generally to other
               senior   executives  of  Cinergy  who  are  considered  Tier  III
               executives for compensation purposes,  except with respect to any plan,  practice,  policy or  program to which the  Executive  has waived his rights in writing.  Executive will  participate in the senior executive supplement portion of the Supplemental Executive
               Retirement  Plan, and for purposes of that plan, the  Executive's service as an officer of

               PSI Energy,  Inc. will be treated as combined with his service as an officer of Cinergy.

               Upon his  retirement on or after having  attained age fifty (50), the  Executive  will be eligible  for  comprehensive  medical and dental  benefits  which  are not  materially  different  from the benefits  provided  under  the  Retirees'  Medical  Plan  and the
               Retirees' Dental Plan. The Executive,  however,  will receive the maximum  level  of  subsidy  currently  applicable  to  similarly situated active Cinergy  employees that is provided by Cinergy to retirees,  as of  the  Effective  Date  of  this  Agreement,  for purposes of determining  the amount of monthly  premiums due from the Executive.

               The Executive will be a participant in the Annual Incentive Plan, and  the  Executive  will  be  paid  pursuant  to the  terms  and conditions of that plan an annual  benefit of up to fifty-two and one-half  percent (52.5%) of the  Executive's  Annual Base Salary
               (the  "Maximum  Annual  Bonus"),  with a target  of no less  than thirty percent (30%) of the  Executive's  Annual Base Salary (the
               "Target Annual Bonus").

               The Executive  will be a participant  in the Long-Term  Incentive
               Plan (the "LTIP"),  and the Executive's  annualized  target award opportunity  under  the  LTIP  will  be  equal  to no  less  than seventy-five percent (75%) of his Annual Base Salary (the "Target
               LTIP Bonus").

          c.   Fringe Benefits and  Perquisites.  During the Employment  Period,
               the Executive will be entitled to the following additional fringe benefits in accordance with the terms and conditions of Cinergy's policies for such fringe benefits:

               (i)  Cinergy  will  furnish  to  the   Executive  an   automobile
                    appropriate  for the Executive's  level of position,  or, at
                    Cinergy's discretion,  a cash allowance of equivalent value.
                    Cinergy  will  also  pay  all of the  related  expenses  for gasoline,  insurance,  maintenance,  and repairs, or provide for such expenses within the cash allowance.

               (ii) Cinergy  will pay the  initiation  fee and the annual  dues, assessments,  and other membership  charges of the Executive for membership in a country club selected by the Executive.

               (iii)Cinergy will  provide  paid  vacation for four (4) weeks per year (or such longer period for which Executive is otherwise eligible under Cinergy's policy).

               (iv) Cinergy  will  furnish  to the  Executive  annual  financial planning and tax preparation services.

               (v)  Cinergy will provide  other  fringe  benefits in  accordance with Cinergy  plans,  practices,  programs,  and policies in effect from time to time, commensurate with his position and at least  comparable to those received by other Cinergy Tier
                    III executives.

               (vi) Cinergy will provide reasonable costs of relocating from the
                    Cincinnati, Ohio area to a new primary residence in a manner that is consistent with the terms of the Relocation Program, following termination of the Executive's  employment for any reason (other than death

          d.   Expenses.  Cinergy  agrees to  reimburse  the  Executive  for all expenses, including those for travel and entertainment,
               properly  incurred by him in the  performance of his duties under this Agreement in accordance with the policies  established  from time to time by the Board of Directors.

4.   Termination of Employment

          a.   Death.  The Executive's  employment will terminate  automatically upon the Executive's death during the Employment Period.

          b.   By Cinergy  for Cause.  Cinergy  may  terminate  the  Executive's employment  during the Employment  Period for Cause. For purposes of this Employment Agreement, "Cause" means the following:

               (i)  The  willful  and  continued  failure  by the  Executive  to substantially  perform the  Executive's  duties with Cinergy
                    (other than any such failure  resulting from the Executive's incapacity  due to  physical  or mental  illness)  that,  if curable,  has not been cured  within 30 days after the Board of Directors or the Chief Executive Officer has delivered to the Executive a written demand for substantial  performance, which demand specifically identifies the manner in which the
                    Executive has not substantially  performed his duties.  This event will constitute  Cause even if the Executive  issues a
                    Notice of Termination for Good Reason pursuant to Subsection
                    4d after the Board of Directors or Chief  Executive  Officer delivers a written demand for substantial performance.

               (ii) The  breach  by  the   Executive   of  the   confidentiality
                    provisions set forth in Section 9.

               (iii)The  conviction  of the  Executive  for the  commission of a felony,  including the entry of a guilty or nolo  contendere plea, or any willful or grossly negligent action or inaction by the  Executive  that has a materially  adverse  effect on
                    Cinergy.  For purposes of this  definition of Cause, no act, or failure to act,  on the  Executive's  part will be deemed
                    "willful"  unless it is done,  or omitted to be done, by the
                    Executive  in bad faith and without  reasonable  belief that the  Executive's  act,  or failure  to act,  was in the best interest of Cinergy.

          c.   By Cinergy  Without  Cause.  Cinergy  may,  upon at least 30 days
               advance   written   notice  to  the   Executive,   terminate  the
               Executive's  employment during the Employment Period for a reason other than Cause,  but the  obligations  placed  upon  Cinergy in
               Section 5 will apply.

          d.   By the Executive for Good Reason. The Executive may terminate his employment  during the  Employment  Period for Good  Reason.  For purposes of this Agreement, "Good Reason" means the following:

               (i)  A reduction in the  Executive's  Annual Base Salary,  except for  across-the-board  salary reductions similarly affecting all Cinergy  management  personnel,  or a  reduction  in any other  benefit  or  payment  described  in Section 3 of this
                    Agreement,  except  for  changes  to the  employee  benefits programs generally  affecting Cinergy management  personnel, provided  that those  changes,  in the  aggregate,  will not result in a  material  adverse  change  with  respect to the benefits  to which  the  Executive  was  entitled  as of the
                    Effective Date.

               (ii) The   material   reduction   without   his  consent  of  the
                    Executive's title,  authority,  duties, or  responsibilities from those in effect immediately prior to the reduction,  or a  material  adverse  change  in the  Executive's  reporting responsibilities.

               (iii)Any  breach by Cinergy of any other  material  provision  of this  Agreement  (including  but not limited to the place of performance as specified in Subsection 2b).

               (iv) The Executive's disability due to physical or mental illness or injury that precludes the Executive  from  performing any job for which he is qualified and able to perform based upon his education, training or experience.

               (v)  A failure by the Company to require any successor  entity to the  Company  specifically  to assume in writing  all of the
                    Company's obligations to the Executive under this Agreement.

     For purposes of  determining  whether Good Reason  exists with respect to a
Qualifying  Termination  occurring on or within 24 months  following a Change in
Control, any claim by the Executive that Good Reason exists shall be presumed to be correct  unless the Company  establishes to the Board by clear and convincing evidence that Good Reason does not exist.

          e.   By the Executive Without Good Reason. The Executive may terminate
               his     employment     without    Good    Reason    upon    prior
               written   notice   to  the Company.

          f.   Notice  of  Termination.   Any  termination  of  the  Executive's
               employment by Cinergy or by the Executive  during the  Employment
               Period (other than a termination  due to the  Executive's  death)
               will be  communicated  by a written  Notice of Termination to the other party to this Agreement in accordance  with Subsection 12b.
               For purposes of this Agreement, a "Notice of Termination" means a written notice that  specifies the  particular  provision of this
               Agreement  relied upon and that sets forth in  reasonable  detail the  facts  and  circumstances  claimed  to  provide  a basis for
               terminating  the  Executive's   employment  under  the  specified
               provision.  The failure by the  Executive or Cinergy to set forth in the  Notice  of  Termination  any  fact or  circumstance  that contributes  to a showing of Good  Reason or Cause will not waive any right of the  Executive  or Cinergy  under this  Agreement or preclude the  Executive or Cinergy  from  asserting  that fact or circumstance in enforcing rights under this Agreement.

5. Obligations of Cinergy Upon Termination.
   ---------------------------------------

          a.   Certain Terminations

               (i)  If a Qualifying  Termination  occurs  during the  Employment
                    Period, Cinergy will pay to the Executive a lump sum amount,
                    in  cash,  equal  to  the  sum  of  the  following   Accrued
                    Obligations:

                    (1)  the pro-rated  portion of the  Executive's  Annual Base
                         Salary payable through the Date of Termination,  to the
                         extent not previously paid.

                    (2)  any amount  payable to the  Executive  under the Annual
                         Incentive   Plan  in  respect  of  the  most   recently
                         completed  fiscal year,  to the extent not  theretofore
                         paid.

                    (3)  an amount  equal to the AIP Benefit for the fiscal year that includes the Date of  Termination  multiplied by a
                         fraction,  the numerator of which is the number of days
                         from the beginning of that fiscal year to and including
                         the Date of Termination and the denominator of which is
                         three  hundred and  sixty-five  (365).  The AIP Benefit
                         component  of the  calculation  will  be  equal  to the
                         annual  bonus  that  would  have  been  earned  by  the
                         Executive  pursuant  to any annual  bonus or  incentive
                         plan  maintained  by  Cinergy  in respect of the fiscal
                         year  in  which  occurs  the  date  of   determination,
                         determined  by  projecting  Cinergy's  performance  and
                         other  applicable  goals and  objectives for the entire
                         fiscal year based on Cinergy's  performance  during the
                         period of such fiscal year occurring  prior to the Date
                         of Termination, and based on such other assumptions and
                         rates as Cinergy deems reasonable.

                    (4)  the Accrued  Obligations  described  in this  Paragraph
                         5a(i) will be paid  within  thirty  (30) days after the
                         Date of  Termination.  These  Accrued  Obligations  are
                         payable to the Executive regardless of whether a Change
                         in Control has occurred.

               (ii) In the event of a Qualifying Termination either prior to the occurrence of a Change in Control,  or more than twenty-four
                    (24) months following the occurrence of a Change in Control,
                    Cinergy will pay the Accrued  Obligations,  and Cinergy will have the following additional obligations:

                    (1)  Cinergy will pay to the Executive a lump sum amount, in cash;  equal to three (3)  times the sum of the  Annual
                         Base Salary and the Annual Bonus. For this purpose, the
                         Annual Base Salary will be at the rate in effect at the
                         time Notice of  Termination  is given  (without  giving
                         effect to any reduction in Annual Base Salary,  if any,
                         prior to the termination,  other than  across-the-board
                         reductions), and the Annual Bonus will be the higher of
                         (A) the annual bonus earned by the  Executive  pursuant
                         to any annual bonus or  incentive  plan  maintained  by
                         Cinergy in respect of the year ending immediately prior
                         to  the  fiscal  year  in  which  occurs  the  Date  of
                         Termination,  and (B) the annual  bonus that would have
                         been  earned by the  Executive  pursuant  to any annual
                         bonus  or  incentive  plan  maintained  by  Cinergy  in
                         respect of the fiscal year in which  occurs the Date of
                         Termination,   calculated   by   projecting   Cinergy's
                         performance and other  applicable  goals and objectives
                         for  the  entire   fiscal   year  based  on   Cinergy's
                         performance  during  the  period  of such  fiscal  year
                         occurring prior to the Date of  Termination,  and based
                         on such other  assumptions  and rates as Cinergy  deems
                         reasonable; provided, however that for purposes of this
                         Subsection 5a(ii)(1)(B),  the Annual Bonus shall not be
                         less than the Annual Target Bonus, nor greater than the
                         Maximum  Target Bonus for the year in which the Date of
                         Termination  occurs.  This lump sum will be paid within
                         thirty (30) days of the Date of Termination.

                    (2)  Subject to Clauses (A), (B) and (C) below, Cinergy will provide,  until  the  end  of  the  Employment  Period,
                         medical and dental benefits to the Executive and/or the
                         Executive's  dependents  at least  equal to those  that
                         would have been provided if the Executive's  employment
                         had not been  terminated  (excluding  benefits to which
                         the  Executive  has waived his rights in writing).  The
                         benefits described in the preceding sentence will be in
                         accordance  with the medical and welfare benefit plans,
                         practices,  programs,  or policies of Cinergy (the "M&W
                         Plans")  as then  currently  in effect  and  applicable
                         generally to other Cinergy senior  executives and their
                         families.

                    (A)  If,  as of the  Executive's  Date of  Termination,  the
                         Executive  meets  the  eligibility   requirements   for
                         Cinergy's  retiree  medical and welfare  benefit plans,
                         the  provision  of those  retiree  medical  and welfare
                         benefit plans to the Executive  will satisfy  Cinergy's
                         obligation under this Subparagraph 5a(ii)(2).

                    (B)  If,  as of the  Executive's  Date of  Termination,  the
                         provision  to the  Executive  of the M&W Plan  benefits
                         described in this  Subparagraph  5a(ii)(2) would either
                         (1)  violate the terms of the M&W Plans (or any related
                         insurance  policies)  or (2)  violate any of the Code's
                         nondiscrimination  requirements  applicable  to the M&W
                         Plans, then Cinergy, in its sole discretion,  may elect
                         to pay the Executive,  in lieu of the M&W Plan benefits
                         described under this Subparagraph 5a(ii)(2), a lump sum
                         cash payment equal to the total monthly premiums (or in
                         the  case of a self  funded  plan,  the  cost of  COBRA
                         continuation  coverage)  that  would  have been paid by
                         Cinergy for the Executive  under the M&W Plans from the
                         Date of  Termination  through the end of the Employment
                         Period, grossed up for the effect of federal, state and
                         local income taxes.  Nothing in this Clause will affect
                         the  Executive's  right  to  elect  COBRA  continuation
                         coverage under a M&W Plan in accordance with applicable
                         law,  and Cinergy  will make the payment  described  in
                         this Clause  whether or not the Executive  elects COBRA
                         continuation coverage, and whether or not the Executive
                         receives health coverage from another employer.

                    (C)  If the Executive  becomes  employed by another employer and is  eligible  to receive  medical or other  welfare
                         benefits  under  another  employer-provided  plan,  any
                         benefits  provided to the Executive under the M&W Plans
                         will be  secondary  to those  provided  under the other
                         employer-provided    plan   during   the    Executive's
                         applicable period of eligibility.

                    (3)  Cinergy will provide tax-counseling services through an agency selected by the Executive, not to exceed fifteen
                         thousand dollars ($15,000.00) in cost.

                    (4)  Title and ownership of the  automobile  assigned to the
                         Executive  by  Cinergy  will  be   transferred  to  the
                         Executive  within  thirty  (30)  days  of the  Date  of
                         Termination.  To the extent there is imputed  income to
                         the Executive resulting from the transfer of title, the
                         Executive  will  receive  a cash  payment  equal to the
                         amount  of  federal,   state  and  local  income  taxes
                         resulting    from    this    transfer    as   soon   as
                         administratively   feasible   after  the   transfer  is
                         effective.  At Cinergy's discretion,  a cash payment of
                         an equivalent value of the automobile and corresponding
                         income taxes may be paid in lieu of the  assignment  of
                         the automobile.

               (iii)In  the  event  of  a  Qualifying   Termination  during  the
                    twenty-four  (24) month period beginning upon the occurrence of a  Change  in  Control,  Cinergy  will  pay  the  Accrued
                    Obligations,  and  Cinergy  will  also  have  the  following additional obligations:

                    (1)  Cinergy will pay to the  Executive a lump sum severance payment,  in cash,  equal to three (3) times the higher
                         of (x) the sum of the  Executive's  current Annual Base
                         Salary and Target  Annual  Bonus and (y) the sum of the
                         Executive's  Annual Base  Salary in effect  immediately
                         prior  to the  Change  in  Control  and the  Change  in
                         Control  Bonus.  For  purposes of this  Agreement,  the
                         Change in  Control  Bonus  shall mean the higher of (A)
                         the annual  bonus earned by the  Executive  pursuant to
                         any  annual  bonus  or  incentive  plan  maintained  by
                         Cinergy in respect of the year ending immediately prior
                         to  the  fiscal  year  in  which  occurs  the  Date  of
                         Termination  or, if  higher,  immediately  prior to the
                         fiscal year in which occurs the Change in Control,  and
                         (B) the annual bonus that would have been earned by the
                         Executive  pursuant  to any annual  bonus or  incentive
                         plan  maintained  by  Cinergy in respect of the year in
                         which  occurs the Date of  Termination,  calculated  by
                         projecting  Cinergy's  performance and other applicable
                         goals and objective for the entire fiscal year based on
                         Cinergy's  performance during the period of such fiscal
                         year occurring  prior to the Date of  Termination,  and
                         based on such  other  assumptions  and rates as Cinergy
                         deems reasonable,  provided, however, that for purposes
                         of  this  Subsection  5a(iii)(1)(B),   such  Change  in
                         Control  Annual Bonus shall not be less than the Annual
                         Target  Bonus,  nor  greater  than the  Maximum  Target
                         Bonus.  This lump sum will be paid  within  thirty (30)
                         days of the Date of Termination.

                    (2)  Cinergy will pay to the  Executive the lump sum present value of any benefits under the Executive  Supplemental
                         Life Program under the terms of the applicable  plan or
                         program as of the Date of Termination, calculated as if
                         the  Executive  was  fully  vested  as of the  Date  of
                         Termination.  The  lump  sum  present  value,  assuming
                         commencement  at  age  50 or  age  as of  the  Date  of
                         Termination  if  later,  will be  determined  using the
                         interest  rate  applicable  to lump sum payments in the
                         Cinergy Corp.  Non-Union Employees' Pension Plan or any
                         successor to that plan for the plan year that  includes
                         the Date of Termination. To the extent no such interest
                         rate is  provided  therein,  the annual  interest  rate
                         applicable under section  417(e)(3) of the Code, or any
                         successor  provision  thereto,   for  the  second  full
                         calendar month  preceding the first day of the calendar
                         year  that  includes  the Date of  Termination  will be
                         used.  This lump sum will be paid  within  thirty  (30)
                         days of the Date of Termination.

                    (3)  The  Executive  shall be fully  vested  in his  accrued benefits  as of  the  Date  of  Termination  under  the
                         Executive  Retirement  Plans,  and his accrued benefits
                         thereunder  will be  calculated as if the Executive was
                         credited  with  three (3)  additional  years of age and
                         service as of the Date of Termination. However, Cinergy
                         will not commence  payment of such  benefits  until the
                         Executive   has   attained  age  50.  For  purposes  of
                         determining  benefits  under the  Executive  Retirement
                         Plans,  the  definition of earnings will be the same as
                         defined in such plans.

                    (4)  For a  thirty-six  (36) month  period after the Date of
                         Termination,  Cinergy  will  arrange  to provide to the
                         Executive  and/or  the  Executive's   dependents  life,
                         disability,  accident,  and health  insurance  benefits
                         substantially  similar  to  those  that  the  Executive
                         and/or  the   Executive's   dependents   are  receiving
                         immediately  prior to the  Notice of  Termination  at a
                         substantially  similar cost to the  Executive  (without
                         giving  effect  to  any  reduction  in  those  benefits
                         subsequent to a Change in Control that constitutes Good
                         Reason),  except for any  benefits  that were waived by
                         the  Executive  in  writing.  If  Cinergy  arranges  to
                         provide the Executive and/or the Executive's dependents
                         with life,  disability,  accident, and health insurance
                         benefits,  those benefits will be reduced to the extent
                         comparable  benefits are  actually  received by or made
                         available  to  the  Executive  and/or  the  Executive's
                         dependents  during the  thirty-six  (36)  month  period
                         following  the  Executive's  Date of  Termination.  The
                         Executive must report to Cinergy any such benefits that
                         he or his dependents actually receives.  In lieu of the
                         benefits described in the preceding sentences, Cinergy,
                         in  its  sole  discretion,  may  elect  to  pay  to the
                         Executive a lump sum cash payment  equal to  thirty-six
                         (36) times the  monthly  premiums  (or in the case of a
                         self  funded  plan,  the  cost  of  COBRA  continuation
                         coverage)  that  would  have  been paid by  Cinergy  to
                         provide  those  benefits  to the  Executive  and/or the
                         Executive's  dependents,  grossed  up for the effect of
                         federal,  state and local income taxes. Nothing in this
                         Subparagraph  5a(iii)(4)  will  affect the  Executive's
                         right  to  elect   COBRA   continuation   coverage   in
                         accordance  with  applicable law, and Cinergy will make
                         the payment described in this Clause whether or not the
                         Executive  elects  COBRA  continuation   coverage,  and
                         whether or not the Executive  receives  health coverage
                         from another employer.

                    (5)  Title and ownership of the  automobile  assigned to the
                         Executive  by  Cinergy  will  be   transferred  to  the
                         Executive  within  thirty  (30)  days  of the  Date  of
                         Termination.  To the extent there is imputed  income to
                         the Executive resulting from the transfer of title, the
                         Executive  will  receive  a cash  payment  equal to the
                         amount  of  federal,   state  and  local  income  taxes
                         resulting    from    this    transfer    as   soon   as
                         administratively   feasible   after  the   transfer  is
                         effective.  At Cinergy's discretion,  a cash payment of
                         an equivalent value of the automobile and corresponding
                         income taxes may be paid in lieu of the  assignment  of
                         the automobile.

                    (6)  Cinergy will provide tax counseling services through an agency selected by the Executive, not to exceed fifteen
                         thousand dollars ($15,000.00) in cost.

                    (7)  Cinergy will provide annual dues and assessments of the
                         Executive for  membership in a country club selected by
                         the Executive until the end of the Employment Period.

                    (8)  Cinergy will provide outplacement  services suitable to
                         the   Executive's   position   until  the  end  of  the
                         Employment  Period  or,  if  earlier,  until  the first
                         acceptance by the Executive of an offer of  employment.
                         At  the  Executive's  discretion,  15% of  Annual  Base
                         Salary may be paid in lieu of outplacement services.

     For purposes of this  Paragraph  5a(iii),  the Executive  will be deemed to have  incurred  a  Qualifying  Termination  upon  a  Change  in  Control  if the
Executive's employment is terminated prior to a Change in Control, without Cause at the direction of a Person who has entered into an agreement with Cinergy, the consummation of which will  constitute a Change in Control,  or if the Executive terminates  his  employment  for Good Reason prior to a Change in Control if the circumstances  or event that  constitutes Good Reason occurs at the direction of such a Person.

          b.   Termination  by Cinergy for Cause or by the Executive  Other Than
               for Good  Reason.  Subject  to the  provisions  of Section 7, and notwithstanding  any other  provisions of this Agreement,  if the
               Executive's   employment  is  terminated  for  Cause  during  the
               Employment  Period,  or if the  Executive  terminates  employment during the  Employment  Period other than a termination  for Good
               Reason, Cinergy will have no further obligations to the Executive under  this  Agreement  other than the  obligation  to pay to the
               Executive  the  Accrued  Obligations,  plus any other  earned but unpaid  compensation,  in each case to the extent not  previously paid.

          c.   Certain Tax Consequences.

               (i)  In the event that any Severance  Benefits paid or payable to the  Executive  or for his benefit  pursuant to the terms of this  Agreement or otherwise in connection  with, or arising out of, his employment with Cinergy or a change in ownership or effective control of Cinergy or of a substantial  portion of its assets (a "Payment" or  "Payments")  would be subject to any Excise Tax,  then the  Executive  will be entitled to receive an additional  payment (a "Gross-Up  Payment") in an amount such that after payment by the Executive of all taxes
                    (including  any  interest,  penalties,  additional  tax,  or similar  items  imposed with respect  thereto and the Excise
                    Tax),  including  any Excise Tax imposed  upon the  Gross-Up
                    Payment,  the  Executive  retains an amount of the  Gross-Up
                    Payment  equal to the Excise Tax imposed upon or  assessable against the Executive due to the Payments.

               (ii) Subject   to  the   provisions   of  Section   5(iii),   all
                    determinations  required  to be made under this  Section 5c, including  whether  and when a Gross-Up  Payment is required and the amount of such Gross-Up  Payment and the assumptions to be utilized in arriving at such  determination,  shall be made by the Accounting  Firm,  which shall provide  detailed
                    supporting   calculations   both  to  the  Company  and  the
                    Executive  within  fifteen (15) business days of the receipt of notice from the Executive  that there has been a Payment, or such earlier  time as is  requested  by the Company.  All fees and  expenses  of the  Accounting  Firm  shall be borne solely by the Company.  Any Gross-Up Payment,  as determined pursuant to this Section 5c, shall be paid by Cinergy to the
                    Executive  within  five  (5)  days  of  the  receipt  of the
                    Accounting  Firm's  determination.  Any determination by the
                    Accounting  Firm  shall  be  binding  upon  Cinergy  and the
                    Executive.  However,  as a result of the  uncertainty in the application  of Section  4999 of the Code at the time of the initial  determination by the Accounting Firm hereunder,  it is possible that Gross-Up  Payments which will not have been made by  Cinergy  should  have been  made  ("Underpayment"),
                    consistent  with  the  calculations   required  to  be  made
                    hereunder.  In the event that Cinergy  exhausts its remedies pursuant to Section 5c(iii) and the Executive  thereafter is required to make a payment of any Excise Tax, the Accounting
                    Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by
                    Cinergy to or for the benefit of the Executive. In the event that the Excise Tax is  subsequently  determined  to be less than the amount taken into account  hereunder at the time of termination  of the  Executive's  employment,  the Executive shall repay to the  Company,  at the time that the amount of such  reduction  in Excise  Tax is finally  determined,  the
                    portion  of  the  Gross-Up  Payment   attributable  to  such
                    reduction  (plus  that  portion  of  the  Gross-Up   Payment
                    attributable to the Excise Tax and federal,  state and local income and  employment  tax imposed on the Gross-Up  Payment being  repaid  by the  Executive  to the  extent  that  such repayment  results  in a  reduction  in Excise  Tax and/or a federal,  state or local income or employment tax deduction)
                    plus  interest on the amount of such  repayment  at the rate provided in Code section 1274(b)(2)(B).

               (iii)The value of any non-cash  benefits or any deferred  payment or  benefit  paid  or  payable  to  the  Executive  will  be
                    determined  in  accordance   with  the  principles  of  Code
                    sections 280G(d)(3) and (4). For purposes of determining the amount of the Gross-Up Payment, the Executive will be deemed to pay federal income taxes at the highest  marginal rate of federal  income  taxation in the calendar  year in which the
                    Gross-Up  Payment  is to be made and  applicable  state  and local income taxes at the highest  marginal rate of taxation in the state and  locality of the  Executive's  residence on the Date of  Termination,  net of the maximum  reduction  in federal  income taxes that would be obtained from  deduction of those state and local taxes.

               (iv) Notwithstanding  anything contained in this Agreement to the contrary,  in the event that,  according  to the  Accounting
                    Firm's  determination,  an Excise Tax will be imposed on any
                    Payment  or  Payments,  Cinergy  will pay to the  applicable government taxing authorities as Excise Tax withholding, the amount of the Excise Tax that Cinergy has actually  withheld from the Payment or Payments in accordance with law.

          d.   Value  Creation  Plan and  Stock  Options.  Upon the  Executive's
               termination  of  employment  for  any  reason,   the  Executive's
               entitlement to restricted shares and performance shares under the
               Value Creation Plan and any stock options granted under the Stock
               Option Plan or the LTIP will be determined under the terms of the appropriate plan and any applicable administrative guidelines and written agreements.

          e.   Deferred  Compensation  Plan and  401(k)  Excess  Plan.  Upon the
               Executive's   termination  of  employment  for  any  reason,  the
               Executive's   entitlements,   if  any,  under  the  Non-Qualified
               Deferred  Compensation  Plan  and  401(k)  Excess  Plan  shall be distributed  under  the terms of such  plans  and any  applicable administrative guidelines and written agreements.

          f.   Other  Fees  and  Expenses.   Cinergy  will  also  reimburse  the
               Executive for all reasonable legal fees and expenses  incurred by the Executive in successfully  disputing a Qualifying Termination that entitles the Executive to Severance  Benefits.  Payment will be made  within  five (5)  business  days after  delivery  of the
               Executive's  written  request  for  payment  accompanied  by such evidence of fees and expenses incurred as Cinergy  reasonably may require.

6.   Non-Exclusivity of Rights.  Nothing in this Agreement will prevent or limit the Executive's  continuing or future  participation in any benefit,  plan, program,  policy,  or  practice  provided  by  Cinergy  and for  which  the
     Executive  may  qualify,  except  with  respect to any benefit to which the
     Executive has waived his rights in writing or any plan, program, policy, or practice that  expressly  excludes the  Executive  from  participation.  In addition,  nothing in this  Agreement  will limit or  otherwise  affect the rights the  Executive may have under any other  contract or agreement  with
     Cinergy  entered  into after the  Effective  Date.  Amounts that are vested benefits or that the  Executive is otherwise  entitled to receive under any benefit,  plan,  program,  policy,  or  practice  of,  or any  contract  or agreement  entered  into  after  the  Effective  Date with  Cinergy,  at or subsequent to the Date of  Termination,  will be payable in accordance with that  benefit,  plan,  program,  policy or  practice,  or that  contract or agreement, except as explicitly modified by this Agreement.

7.   Full  Settlement:  Mitigation.  Cinergy's  obligation  to make the payments provided for in this  Agreement  and  otherwise to perform its  obligations under this  Agreement  will not be affected by any  set-off,  counterclaim, recoupment, defense, or other claim, right, or action that Cinergy may have against  the  Executive  or  others.  In no  event  will the  Executive  be obligated  to seek  other  employment  or take any  other  action by way of mitigation  of the  amounts  (including  amounts  for  damages  for breach)
     payable to the Executive under any of the provisions of this Agreement and, except as provided in Subparagraphs 5a(ii)(2) and 5a(iii)(4), those amounts will not be reduced simply because the Executive  obtains other employment.
     If the Executive  finally  prevails on the substantial  claims brought with respect  to  any  dispute  between  Cinergy  and  the  Executive  as to the interpretation,  terms,  validity,  or  enforceability  of  (including  any dispute  about  the  amount of any  payment  pursuant  to) this  Agreement,
     Cinergy  agrees to pay all  reasonable  legal  fees and  expenses  that the
     Executive may reasonably incur as a result of that dispute.

8.   Arbitration.  The parties  agree that any dispute,  claim,  or  controversy based on common law,  equity,  or any  federal,  state,  or local  statute, ordinance,  or regulation (other than workers' compensation claims) arising out of or relating  in any way to the  Executive's  employment,  the terms, benefits, and conditions of employment, or concerning this Agreement or its termination and any resulting termination of employment,  including whether such a  dispute  is  arbitrable,  shall be  settled  by  arbitration.  This agreement  to  arbitrate  includes but is not limited to all claims for any form of illegal discrimination,  improper or unfair treatment or dismissal, and all  tort  claims.  The  Executive  will  still  have a right to file a discrimination  charge  with a  federal  or  state  agency,  but the  final resolution  of any  discrimination  claim will be submitted to  arbitration instead of a court or jury. The  arbitration  proceeding  will be conducted under the employment dispute  resolution  arbitration rules of the American
     Arbitration  Association  in  effect at the time a demand  for  arbitration under the  rules is made.  The  decision  of the  arbitrator(s),  including determination  of the amount of any damages  suffered,  will be  exclusive, final, and binding on all parties, their heirs, executors,  administrators, successors  and  assigns.  Each  party  will bear its own  expenses  in the arbitration for  arbitrators'  fees and attorneys' fees, for its witnesses, and for other expenses of presenting  its case.  Other  arbitration  costs, including administrative fees and fees for records or transcripts,  will be borne equally by the parties.  Notwithstanding  anything in this Section to the  contrary,  if the  Executive  prevails  with  respect  to any  dispute submitted to arbitration under this Section,  Cinergy will reimburse or pay all legal fees and expenses that the Executive  may  reasonably  incur as a result of the dispute as required by Section 7.

9.   Confidential  Information.  The Executive will hold in a fiduciary capacity for the  benefit of Cinergy,  as well as all of  Cinergy's  successors  and assigns, all secret, confidential information,  knowledge, or data relating to Cinergy,  and its  affiliated  businesses,  that the  Executive  obtains during the  Executive's  employment  by  Cinergy  or any of its  affiliated companies,  and that has not been or subsequently  becomes public knowledge
     (other than by acts by the Executive or representatives of the Executive in violation of this Agreement).  During the Employment Period and thereafter, the Executive will not,  without  Cinergy's prior written consent or as may otherwise by required by law or legal  process,  communicate or divulge any such information, knowledge, or data to anyone other than Cinergy and those designated  by it. The  Executive  understands  that during the  Employment
     Period, Cinergy may be required from time to time to make public disclosure of the terms or existence of the  Executive's  employment  relationship  to comply with various laws and legal  requirements.  In addition to all other remedies available to Cinergy in law and equity,  this Agreement is subject to  termination  by  Cinergy  for Cause  under  Section 4b in the event the
     Executive violates any provision of this Section.

10.  Successors.

          a.   This  Agreement  is  personal  to  the  Executive  and,   without
               Cinergy's  prior  written  consent,  cannot  be  assigned  by the
               Executive other than Executive's  designation of a beneficiary of any amounts payable  hereunder after the Executive's  death. This
               Agreement  will inure to the benefit of and be enforceable by the
               Executive's legal representatives.

          b.   This  Agreement  will inure to the benefit of and be binding upon
               Cinergy and its successors and assigns.

          c.   Cinergy will require any successor  (whether  direct or indirect, by  purchase,  merger,  consolidation  or  otherwise)  to  all or substantially  all of the  business  and/or  assets of Cinergy to assume  expressly and agree to perform this Agreement in the same manner and to the same extent that  Cinergy  would be required to perform it if no succession had taken place. Cinergy's failure to obtain such an assumption  and  agreement  prior to the effective date of a succession  will be a breach of this Agreement and will entitle the  Executive to  compensation  from Cinergy in the same amount  and  on  the  same  terms  as if the  Executive  were  to terminate  his  employment  for  Good  Reason  upon a  Change  in
               Control, except that, for purposes of implementing the foregoing, the date on which any such succession  becomes  effective will be deemed the Date of Termination.

11.  Definitions.   As  used  in  this  Agreement,  the  following  terms,  when capitalized, will have the following meanings:

          a.   Accounting Firm.  "Accounting  Firm" means Cinergy's  independent auditors.

          b.   Accrued  Obligations.  "Accrued  Obligations"  means the  accrued obligations described in Paragraph 5a(i).

          c.   Agreement.  "Agreement"  means this Employment  Agreement between
               Cinergy and the Executive.

          d.   AIP  Benefit.  "AIP  Benefit"  means the  Annual  Incentive  Plan benefit described in Subsection 5a(i).

          e.   Annual Base Salary.  "Annual  Base Salary"  means the annual base salary  payable to the Executive  pursuant to Subsection 3a.

          f.   Annual  Bonus.  "Annual  Bonus"  has the  meaning  set  forth  in
               Subsection 5a(ii)(1).

          g.   Annual Incentive Plan.  "Annual Incentive Plan" means the Cinergy
               Corp.   Annual   Incentive   Plan   or  any   similar   plan   or
               successor to the Annual Incentive Plan.

          h.   Board of  Directors.  "Board  of  Directors"  means  the board of directors of the Company.

          i.   COBRA.    "COBRA"   means   the   Consolidated   Omnibus   Budget
               Reconciliation Act of 1985, as amended.

          j.   Cause. "Cause" has the meaning set forth in Subsection 4b.

          k.   Change in Control.  "A Change in Control"  will be deemed to have occurred  if  any  of  the  following  events  occur,  after  the
               Effective Date:

               (i)  Any  "person" or "group"  (within the meaning of  subsection
                    13(d) and paragraph  14(d)(2) of the 1934 Act) is or becomes the  beneficial  owner (as  defined in Rule l3d-3  under the
                    1934 Act),  directly or  indirectly,  of  securities  of the
                    Company (not including in the securities  beneficially owned by such a Person any securities  acquired  directly from the
                    Company or its  affiliates)  representing  more than  twenty percent (20%) of the combined  voting power of the Company's
                    then  outstanding  securities,   excluding  any  person  who
                    becomes  such  a  beneficial  owner  in  connection  with  a transaction described in Clause (1) of Paragraph (ii) below;
                    or

               (ii) There  is  consummated  a  merger  or  consolidation  of the
                    Company or any direct or indirect  subsidiary of the Company with any  other  corporation,  other  than  (1) a merger  or consolidation  that would result in the voting securities of the Company outstanding  immediately prior to that merger or consolidation  continuing to represent  (either by remaining outstanding or by being converted into voting  securities of the  surviving  entity or its parent) at least sixty percent
                    (60%) of the combined  voting power of the securities of the
                    Company or the  surviving  entity or its parent  outstanding immediately  after  the  merger or  consolidation,  or (2) a
                    merger   or   consolidation    effected   to   implement   a
                    recapitalization of the Company (or similar  transaction) in which no person is or becomes the beneficial owner, directly or  indirectly,  of securities of the Company (not including in the  securities  beneficially  owned by such a Person any
                    securities   acquired  directly  from  the  Company  or  its
                    affiliates  other than in connection with the acquisition by the Company or its  affiliates  of a business)  representing twenty percent (20%) or more of the combined voting power of the Company's then outstanding securities; or

               (iii)During any period of two (2) consecutive years,  individuals who at the beginning of that period  constitute the Board of
                    Directors and any new director  (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to
                    a  consent   solicitation,   relating  to  the  election  of
                    directors of the Company)  whose  appointment or election by the Company's  shareholders was approved or recommended by a vote of at  least  two-thirds  (2/3) of the  directors  then still in office who either were  directors at the  beginning of that period or whose appointment, election, or nomination for election was previously so approved or recommended cease for any  reason to  constitute  a  majority  of the Board of
                    Directors; or

               (iv) The  shareholders  of the Company approve a plan of complete liquidation  or  dissolution  of the  Company  or  there  is consummated  an agreement for the sale or disposition by the
                    Company of all or substantially all of the Company's assets, other than a sale or  disposition  by the  Company of all or substantially  all of the Company's assets to an entity,  at least sixty  percent  (60%) of the combined  voting power of the voting  securities of which are owned by shareholders of the Company in  substantially  the same proportions as their ownership of the Company immediately prior to the sale.

          l.   Change in  Control  Bonus.  "Change  in  Control  Bonus"  has the
               meaning     set     forth     in      Subsection      5a(iii)(1).

          m.   Chief  Executive  Officer.  "Chief  Executive  Officer" means the chief executive officer of the Company.

          n.   Cinergy.  "Cinergy" means the Company,  its subsidiaries,  and/or its affiliates, and any successors to the foregoing.

          o.   Code. "Code" means the Internal Revenue Code of 1986, as amended, and interpretive rules and regulations.

          p.   Company. "Company" means Cinergy Corp.

          q.   Date   of    Termination.    "Date   of    Termination"    means:

               (i)  if the  Executive's  employment is terminated by the Company for Cause, or by the Executive with Good Reason, the date of receipt  of the  Notice of  Termination  or any  later  date specified in the notice, as the case may be;

               (ii) if the Executive's employment is terminated by the Executive without  Good  Reason,  thirty  (30) days  after the date on which the Executive notifies the Company of the termination;

               (iii)if the  Executive's  employment is terminated by the Company other  than for  Cause,  thirty  (30) days after the date on which the Company notifies the Executive of the termination;
                    and

               (iv) if the  Executive's  employment  is  terminated by reason of death, the date of death.

          r.   Deferred  Compensation Plan.  "Deferred  Compensation Plan" means
               the    Cinergy    Corp.    Non-Qualified    Deferred    Incentive
               Compensation Plan or any similar plan or successor to that plan..

          s.   Effective   Date.   "Effective   Date"   means   May  15,   2001.

          t.   Employment Period.  "Employment Period" has the meaning set forth in Subsection 1b.

          u.   Excise  Tax.  "Excise  Tax" means any excise tax  imposed by Code section 4999, together with any interest,  penalties, additional tax  or  similar  items  that  are  incurred  by  the Executive with respect to the excise tax imposed by Code section 4999.

          v.   Executive. "Executive" means J. Joseph Hale, Jr.

          w.   Executive  Retirement Plans.  "Executive  Retirement Plans" means the Cinergy Corp.  Non-Union Employees' Pension Plan, the Cinergy
               Corp.  Supplemental  Executive  Retirement  Plan and the  Cinergy
               Corp.  Excess  Pension Plan or any similar plans or successors to those plans.

          x.   Executive Supplemental Life Program. "Executive Supplemental Life
               Program"  means the Cinergy  Corp.  Executive  Supplemental  Life
               Insurance  Program or any  similar  program or  successor  to the
               Executive Supplemental Life Program.

          y.   401(k) Excess Plan.  "401(k) Excess Plan" means the Cinergy Corp.
               401(k)  Excess  Plan,  or any similar  plan or  successor to that plan.

          z.   Good  Reason.   "Good  Reason"  has  the  meaning  set  forth  in
               Subsection 4d.

          aa.  Gross-Up Payment. "Gross-Up Payment" has the meaning set forth in
               Subsection 5c.

          bb.  Long-Term Incentive Plan or LTIP.  "Long-Term  Incentive Plan" or
               "LTIP" means the long-term  incentive plan implemented  under the
               Cinergy Corp. 1996 Long-Term  Incentive  Compensation Plan or any
               successor to that plan.

          cc.  M&W Plans.  "M&W Plans" has the meaning set forth in Subparagraph
               5a(ii)(3).

          dd.  Maximum Annual Bonus.  "Maximum Annual Bonus" has the meaning set forth in Subsection 3b.

          ee.  Notice of Termination.  "Notice of  Termination"  has the meaning set forth in Subsection 4f.

          ff.  Payment or Payments.  "Payment" or "Payments" has the meaning set forth in Subsection 5c.

          gg.  Person.  "Person" has the meaning set forth in paragraph  3(a)(9)
               of the 1934 Act, as modified  and used in  subsections  13(d) and
               14(d) of the 1934 Act;  however,  a Person  will not  include the following:

               (i)  Cinergy or any of its subsidiaries;

               (ii) A trustee or other  fiduciary  holding  securities  under an employee benefit plan of Cinergy or its subsidiaries;

               (iii)An underwriter  temporarily  holding securities  pursuant to an offering of those securities; or

               (iv) A  corporation  owned,   directly  or  indirectly,   by  the
                    stockholders  of  the  Company  in  substantially  the  same proportions as their ownership of stock of the Company.

          hh.  Qualifying  Termination.  "Qualifying  Termination" means (i) the termination  by the Company of the  Executive's  employment  with
               Cinergy  other  than  a   termination   for  Cause  or  (ii)  the
               termination by the Executive of the  Executive's  employment with
               Cinergy for Good Reason.

          ii.  Relocation Program.  "Relocation Program" means the Cinergy Corp.
               Relocation  Program,  or any similar program or successor to that program, as in effect on the date of the Executive's  termination of employment.

          jj.  Retirees' Dental Plan.  "Retirees' Dental Plan" means the Cinergy
               Corp.   Retirees'  Dental  program  or  any  similar  program  or
               successor to that program.

          kk.  Retirees'  Medical  Plan.  "Retirees'  Medical  Plan"  means  the
               Cinergy   Corp.   Retirees'   Medical   program  or  any  similar
               program or successor to that program.

          ll.  Severance Benefits.  "Severance  Benefits" means the payments and benefits payable to the Executive pursuant to Section 5.

          mm.  Stock Related  Documents.  "Stock  Related  Documents"  means the
               LTIP, the Cinergy Corp. Stock Option Plan, and the Value Creation
               Plan and any  applicable  administrative  guidelines  and written agreements relating to those plans.

          nn.  Target  Annual Bonus.  "Target  Annual Bonus" has the meaning set forth in Subsection 3b.

          oo.  Target LTIP Bonus.  "Target LTIP Bonus" has the meaning set forth in Subsection 3b.

          pp.  Value  Creation  Plan.  "Value  Creation  Plan"  means  the Value
               Creation Plan or any similar plan, or successor plan of the LTIP.

12. Miscellaneous.

          a.   This  Agreement  will be governed by and  construed in accordance with  the  laws  of the  State  of  Ohio,  without  reference  to principles  of conflict of laws.  The captions of this  Agreement are not part of its  provisions and will have no force or effect.
               This Agreement may not be amended,  modified,  repealed,  waived, extended,  or discharged except by an agreement in writing signed
               by  the  party  against  whom   enforcement   of  the  amendment,
               modification,  repeal, waiver, extension, or discharge is sought.
               Only the  Chief  Executive  Officer  or his  designee  will  have authority on behalf of Cinergy to agree to amend, modify, repeal, waive, extend, or discharge any provision of this Agreement.

          b.   All notices and other communications under this Agreement will be in writing and will be given by hand  delivery to the other party
               or  by  Federal   Express  or  other   comparable   national   or
               international overnight delivery service, addressed as follows:

                  If to the Executive:
                  -------------------
                  J. Joseph Hale, Jr.
                  Cinergy Corp.
                  221 East Fourth Street
                  Cincinnati, OH  45201-0960

                  If to Cinergy:
                  -------------

                  Cinergy Corp.
                  221 East Fourth Street
                  Cincinnati, Ohio  45201-0960
                  Attn: Chief Executive Officer

                  or to such other address as either party has furnished to the other in writing in accordance with this Agreement. All
                  notices and communications will be effective when actually received by the addressee.

          c.   The  invalidity  or  unenforceability  of any  provision  of this
               Agreement will not affect the validity or  enforceability  of any other provision of this Agreement.

          d.   Cinergy  may  withhold  from  any  amounts   payable  under  this
               Agreement such federal,  state, or local taxes as are required to be withheld pursuant to any applicable law or regulation.

          e.   The  Executive's  or  Cinergy's  failure  to insist  upon  strict compliance with any provision of this Agreement or the failure to assert any right the  Executive  or  Cinergy  may have under this
               Agreement,   including  without   limitation  the  right  of  the
               Executive to  terminate  employment  for Good Reason  pursuant to
               Subsection   4d  or  the  right  of  Cinergy  to  terminate   the
               Executive's  employment for Cause pursuant to Subsection 4b, will not be deemed to be a waiver  of that  provision  or right or any other provision or right of this Agreement.

          f.   References  in  this  Agreement  to  the  masculine  include  the feminine unless the context clearly indicates otherwise.

          g.   This  instrument  contains the entire  agreement of the Executive and Cinergy with respect to the subject matter of this Agreement;
               and  subject  to  any  agreements   evidencing  stock  option  or
               restricted  stock grants described in Subsection 3b and the Stock
               Related Documents, all promises, representations, understandings, arrangements, and prior agreements are merged into this Agreement and accordingly superseded.

          h.   This  Agreement  may be executed in  counterparts,  each of which will be deemed to be an original but all of which  together  will constitute one and the same instrument.

          i.   Cinergy and the Executive agree that Cinergy Services,  Inc. will be  authorized  to act for  Cinergy  with  respect to all aspects pertaining  to the  administration  and  interpretation  of  this
               Agreement.

     IN  WITNESS  WHEREOF,  the  Executive  and the  Company  have  caused  this
Agreement to be executed as of the Effective Date.

                                                CINERGY SERVICES, INC.

                                                By:_____________________________
                                                   James E. Rogers
                                                   Chairman and
                                                   Chief Executive Officer

                                                EXECUTIVE

                                                --------------------------------
                                                J. Joseph Hale, Jr.